FORM 4

1	Name and Address of Reporting Person

	Howard Amster
	25812 Fairmount Blvd
	Beachwood, OH 44122-2214


2	Issuer Name and Trading Symbol

	Prime Retail, Inc.	PRT PR B


3	I.R.S. Identification Number of Reporting Person
	(Voluntary)


4	Statement for Month/Year

	April 2001


5	If Amendment Date of Original



6	Relationship of Reporting Person to Issuer

	X  10% Owner


7	Individual or Joint/Group Filing

	X  Firm filed by One Reporting Person














Table I		Non-Derivative Securities Acquired,Disposed of
		or Beneficially Owned

1	              Title of Security

Common



    2		   3	       4			     5	   	   6	    7
Trans		Trans	  Securities		Amount	Owner	Nature
Date		Code	  Acquired/		Bene-		Ship	of  In-
	  Disposed		fically		Form	direct
						Owned			Owner
4/02/01	S	1,909  .43  	D
4/03/01	S	8,522	.3854	D
4/04/01	S	4,300	.3993	D      335,726		D

4/03/01	S	8,978	.3853	D	       -0-		I	General Partner

4/05/01	S	8,000	.3876	D	       -0-		I	Executor of Estate

4/02/01	S	   507	.43	D	       -0-		I	100% owned
Corp

4/02/01	S        17,984	.43	D	       -0-		I	100% owned
Corp
									is General Partner

4/05/01	S        49,225	.3876	D	       -0-		I	100% Funded
Trust

4/05/01	S	8,775	.3876	D
4/06/01	S        50,800	.3728	D	66,948		I	100% owned
Corp
									Funded Trust













Table II	Derivative Securities Acquired, Disposed of/or
		Beneficially Owned

    1 		Title of Derivative Security

                        Prime Retail Series B Cu Part CV

    2		Conversion of Derivative Security-	1.1962

    6		Date Exercisable/Expiration Date	Until 12/31/49

    3	   4	      5		       7		   8	     9	       10
	    11
Trans	Trans	Number of	Amount of	Price	Number   Owner	Nature of
Date	Code	Derivative	Underlying		Deriv 	    ship	 	Indirect
Securities	Securities		Owned	    Form	Owner
___________________________________________________________________
4/05/01  P	6,000		7,177.20	3.9783
4/06/01  P	5,000		5,981		3.972   928,025       D

							    2,750        I		General
						Partner

							  58,000        I		100%
						Funded Trust

							       170        I		100%
						Owned Corp

4/02/01  P	3,000		3,588.6	4.22	    			100% owned
4/04/01  P	1,000		1,196.2	3.77	     4,000       I
	Corporation
						is General
										Partner

4/3/01	  P	1,000		1,198.6	4.03	 181,000       I		83%
Owner

							   19,760       I		Spouse 100%
										owned corp

Signature					Howard Amster	5/1/01